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                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 5

            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ X ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ X ] Form 3 Holdings Reported

[ X ] Form 4 Transactions Reported

===============================================================================
1. Name and Address of Reporting Person*

     Knepper, Robin J. Campbell
-------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     1634 Lake Washington Blvd.
-------------------------------------------------------------------------------
                                    (Street)

     Seattle, WA  98122
-------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

===============================================================================
2. Issuer Name and Ticker or Trading Symbol

     Fisher Communications, Inc.

===============================================================================
3. IRS Identification Number of Reporting Person, if Entity (Voluntary)

     91-0222175
===============================================================================
4. Statement for Month/Day/Year

     12/31/02
===============================================================================
5. If Amendment, Date of Original (Month/Day/Year)


===============================================================================
6. Relationship of Reporting Person(s) to Issuer  (Check all applicable)

   [ X ]  Director *                           [   ]   10% Owner
   [   ]  Officer (give title below)           [   ]   Other (specify below)

                         ------------------------------
* Resigned as Director 10/22/02
===============================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X ]  Form filed by One Reporting Person
   [   ]  Form filed by More Than One Reporting Person

================================================================================
===========================
                          Table I -- Non-Derivative Securities Acquired,
Disposed of,
                                             or Beneficially Owned
================================================================================
===========================
1.               2.           2A.            3.            4.
                                                           SECURITIES ACQUIRED
(A)
                                                           OR DISPOSED OF (D)
                 TRANSACTION  DEEMED         TRANSACTION   (INSTR. 3, 4 AND 5)
                 DATE         EXECUTION      CODE          ---------------------
--
TITLE OF                      DATE (IF ANY)  (INSTR. 8)               (A)
SECURITY         (MONTH/DAY/  (MONTH/DAY/    ------------              OR
(INSTR. 3)       YEAR)        YEAR)          CODE     V    AMOUNT     (D)  PRICE
--------------------------------------------------------------------------------
----
Common Stock                                 3             436,731
--------------------------------------------------------------------------------
----
Common Stock     07/10/02                    W (1)         20,000     D    $-0-
--------------------------------------------------------------------------------
----
Common Stock     10/16/02                    S-4           10,000 (2) D
$48.18
--------------------------------------------------------------------------------
----
Common Stock     10/23/02                    S-4           5,000 (2)  D
$47.15
--------------------------------------------------------------------------------
----
Common Stock     10/24/02                    S-4           5,000 (2)  D
$47.24
--------------------------------------------------------------------------------
----
Common Stock     11/22/02                    S-4           8,000 (2)  D
$50.0594
--------------------------------------------------------------------------------
----
Common Stock     11/26/02                    S-4           2,000 (2)  D
$50.25
================================================================================
====

5.                  6.                  7.
AMOUNT OF           OWNERSHIP
SECURITIES          FORM:
BENEFICIALLY        DIRECT              NATURE OF
OWNED FOLLOW-       (D) OR              INDIRECT
ING REPORTED        INDIRECT            BENEFICIAL
TRANSACTION(S)      (I)                 OWNERSHIP
(INSTR. 3&4)        (INSTR.4)           (INSTR. 4)
--------------------------------------------------------------------------------
--------
431,731             I                   By self sharing investment power for
shares
                                        for shares owned by O.D. Fisher
Investment Co.
--------------------------------------------------------------------------------
--------
193,560             I                   By self as Co- Trustee for Trust B under
Will of
                                        Peggy Locke Newman
--------------------------------------------------------------------------------
--------
183,560             I                   By self as Co- Trustee for Trust B under
Will of
                                        Peggy Locke Newman
--------------------------------------------------------------------------------
--------
178,560             I                   By self as Co- Trustee for Trust B under
Will of
                                        Peggy Locke Newman
--------------------------------------------------------------------------------
--------
173,560             I                   By self as Co- Trustee for Trust B under
Will of
                                        Peggy Locke Newman
--------------------------------------------------------------------------------
--------
165,560             I                   By self as Co- Trustee for Trust B under
Will of
                                        Peggy Locke Newman
--------------------------------------------------------------------------------
--------
163,560             I                   By self as Co- Trustee for Trust B under
Will of
                                        Peggy Locke Newman
================================================================================
========

* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
==========================================
                               Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible securities)
================================================================================
==========================================

9.             10.

Number         Owner-

of             ship
               2.
Deriv-         of
               Conver-                     5.                             7.
ative          Deriv-    11.
               sion                        Number of                      Title
and Amount               Secur-   ative    Nature
               of                          Derivative   6.                of
Underlying     8.        ities    Secur-   of
               Exer-              4.       Securities   Date Exer-
Securities     Price     Bene-    ity:     In-
               cise      3.       Trans-   Acquired (A) cisable and
(Instr. 3 and 4)         of       ficially Direct direct
               Price     Trans-   action   or Disposed  Expiration Date   ------
----------     Deriv-    Owned    (D) or   Bene-
1.             of        action   Code     of (D)       (Month/Day/Year)           Amount    ative
at End         In-       ficial
Title of       Deriv-    Date     (Instr.  (Instr. 3,   ----------------           or        Secur-
of             direct    Owner-
Derivative     ative     (Month/    8)      4 and 5)    Date              Expira-  Number    ity
Month          (I)       ship
Security       Secur-    Day/     -------  ------------ Exer-             tion     of        (Instr.
(Instr.        (Instr.   (Instr.
(Instr. 3)     ity       Year)    Code V   (A)    (D)   cisable   Date    Title    Shares    5)
4)             4)        4)
--------------------------------------------------------------------------------
-------------------------------------------------

--------------------------------------------------------------------------------
-------------------------------------------------

--------------------------------------------------------------------------------
-------------------------------------------------

================================================================================
=================================================

Explanation of Responses to Table I:

(1) Direct distribution of shares to trust beneficiary other than Reporting Person.

(2) Sold at the direction of Safeco Trust Co. as Co-Trustee of the referenced Trust B, without the knowledge of the
     Reporting Person.

Date:  February 14, 2003


/s/ Robin J. Campbell Knepper
-------------------------------------------
Signature


Robin J. Campbell Knepper, Reporting Person
-------------------------------------------
Name/Title






**    Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedures.

      Alternatively,   this Form is permitted to be submitted to the
      Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.